Clarivate Reports Second Quarter 2022 Results
— Updates 2022 Outlook —

London, UK -- August 9, 2022 Clarivate Plc - (NYSE: CLVT) (the “Company” or “Clarivate”), a global leader in providing trusted information and insights to accelerate the pace of innovation, today reported results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights
•Revenues of $686.6 million increased 54.0%, and 59.9% at constant currency
•Organic revenues(1) increased 4.8%
•Net income attributable to ordinary shares of $43.7 million increased $175.2 million; Net loss per diluted share of $0.00 improved by $0.22
•Adjusted Net Income(1) of $165.1 million increased 50.1%; Adjusted Income per diluted share(1) of $0.22 increased 29.4% or $0.05
•Adjusted EBITDA(1) of $274.4 million increased 45.2% and Adjusted EBITDA Margin(1) of 39.9% decreased 240 basis points

First Half of 2022 Financial Highlights
•Revenues of $1,348.8 million increased 54.3%, and 58.8% at constant currency
•Organic revenues(1) increased 4.6%
•Net income attributable to ordinary shares of $94.5 million increased $282.0 million; Net loss per diluted share of $0.07 improved by $0.28
•Adjusted Net Income(1) of $320.2 million increased 61.4%; Adjusted Income per diluted share(1) of $0.43 increased 38.7% or $0.12
•Adjusted EBITDA(1) of $536.7 million increased 51.7% and Adjusted EBITDA Margin(1) of 39.8% decreased 50 basis points
•Cash Flow from Operations decreased $97.1 million to $164.6 million; Adjusted Free Cash Flow(1) decreased $0.4 million to $258.1 million

“We delivered a good quarter with organic revenue growth approaching 5% as our One Clarivate strategy is building traction across our global customer base,” said Jerre Stead, Executive Chair and CEO. “In July, we announced that I will retire from the CEO role at the end of August but will continue as non-executive chair. Since assuming the CEO role in May 2019, we have made significant operational improvements and value enhancing acquisitions that position Clarivate for greater success under the leadership of Jonathan Gear. I am very thankful to all my colleagues for their hard work in getting us to where we are today, and to our customers and stakeholders for their continued support.”

Selected Financial Information
The results for the three and six months ended June 30, 2022 include contributions from the following 2021 acquisitions: 1) Bioinfogate, which was completed in August 2021, 2) Patient Connect, which was completed in December 2021, and 3) ProQuest, which was completed in December 2021 for which there were no comparable amounts in the three and six months ended June 30, 2021.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(in millions, except percentages and per share data), (unaudited)	2022	2021	$	%	2022	2021	$	%
Revenues, net	$686.6	$445.7	$240.9	54.0%	$1,348.8	$874.1	$474.7	54.3%
Annualized Contract Value (ACV)	$1,625.9	$924.4	$701.5	75.9%	$1,625.9	$924.4	$701.5	75.9%

Net income (loss) attributable to ordinary shares	$43.7	$(131.5)	$175.2	133.2%	$94.5	$(187.5)	$282.0	150.4%
Net income (loss) per share, diluted	$0.00	$(0.22)	$0.22	100.0%	$(0.07)	$(0.35)	$0.28	80.0%
Weighted-average shares outstanding (diluted)	678.4	611.1	—	11.0%	683.2	617.1	—	10.7%
Adjusted EBITDA(1)	$274.4	$189.0	$85.4	45.2%	$536.7	$353.8	$182.9	51.7%

Adjusted net income (loss)(1)	$165.1	$110.0	$55.1	50.1%	$320.2	$198.4	$121.8	61.4%
Adjusted diluted EPS(1)	$0.22	$0.17	$0.05	29.4%	$0.43	$0.31	$0.12	38.7%
Weighted-average ordinary shares (diluted)(2)	736.6	641.4	—	14.8%	741.6	633.1	—	17.1%
Net cash provided by operating activities	$97.2	$87.6	$9.6	11.0%	$164.6	$261.7	$(97.1)	(37.1)%
Free cash flow(1)	$49.5	$58.6	$(9.1)	(15.5)%	$75.5	$199.7	$(124.2)	(62.2)%
Adjusted free cash flow(1)	$66.8	$95.2	$(28.4)	(29.8)%	$258.1	$258.5	$(0.4)	(0.2)%
(Amounts in tables may not sum due to rounding)
(1) Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.

(2) Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted net income and Adjusted diluted EPS.

Second Quarter 2022 Operating Results
Revenues, net, for the second quarter increased $240.9 million, or 54.0%, to $686.6 million, and increased 59.9% on a constant currency basis. The significant strengthening of the U.S. dollar had a negative foreign exchange impact on revenue of 5.8% for the second quarter of 2022. Organic revenues(1) increased $21.4 million or 4.8%, which was partially offset by our decision to cease commercial operations in Russia in March.
Subscription revenues for the second quarter increased $164.0 million, or 67.4%, to $407.4 million, and increased 72.8% on a constant currency basis, primarily driven by the acquisition of ProQuest in December 2021. Organic subscription revenues(1) increased 3.8%, primarily due to price increases and the benefit of net installations in the prior year.
Re-occurring revenues for the second quarter decreased $1.7 million, or (1.5)% to $112.0 million, and increased 6.7% on a constant currency basis. Organic re-occurring revenues(1) increased 6.7%, primarily due to patent renewal volumes and improvements in yield per case.
Transactional and other revenues for the second quarter increased $78.0 million, or 86.7%, to $168.0 million, and increased 90.6% on a constant currency basis, primarily due to the acquisition of ProQuest. Organic transactional and other revenues(1) increased 5.0%, due to an increase in back file and custom data sales.
Net income attributable to ordinary shares for the second quarter improved to $43.7 million, compared to Net loss of $131.5 million in the prior-year period, primarily driven by higher profits and the mark-to-market gain on financial instruments. Net loss per diluted share for the second quarter of $0.00 improved $0.22, compared to Net loss per diluted share of $0.22 in the prior-year period.
Adjusted EBITDA(1) for the second quarter was $274.4 million, an increase of $85.4 million or 45.2%. Adjusted net income(1) for the second quarter was $165.1 million, an increase of $55.1 million or 50.1%. The increase in Adjusted EBITDA(1) and Adjusted net income(1) was driven by earnings contributions from acquisitions, organic growth and cost savings from integration programs.
Adjusted diluted earnings per share(1) was $0.22 for the second quarter, compared to $0.17 in the prior-year period, as strong growth in Adjusted net income(1) was offset by a 14.8% increase in adjusted weighted average ordinary shares outstanding primarily driven by the acquisition of ProQuest.

Balance Sheet and Cash Flow
As of June 30, 2022, cash and cash equivalents of $359.7 million decreased $71.2 million, primarily due to repurchases of ordinary shares, cash dividends on preferred shares and higher capital expenditures, partially offset by the growth in revenues and profits. Restricted cash decreased $143.5 million to $13.2 million, compared to December 31, 2021 primarily due to 2022 first quarter employee payroll payments related to the CPA Global Equity Plan. The payments were funded by the sale of shares held in the Employee Benefit Trust established for the CPA Global Equity Plan in December 2021.
The Company's total debt outstanding as of June 30, 2022 was $5,551.9 million, a decrease of $15.3 million compared to December 31, 2021.
Net cash provided by operating activities of $164.6 million for the six months ended June 30, 2022, decreased $97.1 million compared to $261.7 million for the prior year period, primarily due to the payments in the first quarter of 2022 related to the CPA Global Equity Plan and the second quarter seasonality of the ProQuest business. Adjusted free cash flow(1) for the six months ended June 30, 2022, was $258.1 million, basically flat, compared to the prior year period, as higher earnings were offset by higher working capital requirements due to the seasonality of the ProQuest business.

Updated Outlook for 2022 (forward-looking statement)
“We updated our 2022 outlook primarily due to significant foreign exchange headwinds as a result of the dramatic strengthening of the U.S. dollar and macro-economic pressure,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “The integration of ProQuest is ahead of schedule, which will result in additional cost synergies in 2022, helping to partially offset the reduction in this year's profit.”
The full year outlook presented below assumes no further currency movements, acquisitions, divestitures, or unanticipated events.

The below outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

	Updated 2022 Outlook	Prior 2022 Outlook
Revenues	$2.70B to $2.76B	$2.80B to $2.88B
Adjusted EBITDA	$1.12B to $1.16B	$1.16B to $1.22B
Adjusted EBITDA margin	41% to 42%	41% to 42%
Adjusted Diluted EPS(3)	$0.80 to $0.90	$0.85 to $0.95
Adjusted Free Cash Flow	$600M to $650M	$675M to $725M

(3) Adjusted Diluted EPS for 2022 is calculated based on approximately 740 million fully diluted weighted average shares outstanding.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the second quarter at 9:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing +1 (844) 200-6205 in the United States, +1 (929) 526-1599 for international, and +1 (833) 950-0062 in Canada. The conference ID number is 016804. An audio replay will be available approximately two hours after the completion of the call at +1 (866) 813-9403 in the United States, +44 204 525-0658 for international, and +1 (266) 828-7578 in Canada. The Replay Conference ID number is 355429. The recording will be available for replay through August 16, 2022. The webcast can be accessed at https://events.q4inc.com/attendee/911488886 and will be available for replay.

Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Standalone Adjusted EBITDA, organic revenue, organic subscription revenue, organic re-occurring revenue and organic transactional and other revenue to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficient liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the pace of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of Academia & Government, Life Sciences & Healthcare, Professional Services and Consumer Goods, Manufacturing & Technology. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Condensed Consolidated Balance Sheets
(In millions, except share data)
(unaudited)

	June 30, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$359.7	$430.9
Restricted cash	13.2	156.7
Accounts receivable, net	812.4	906.4
Prepaid expenses	102.1	76.6
Other current assets	72.8	66.6
Total current assets	1,360.2	1,637.2
Property and equipment, net	76.8	83.8
Other intangible assets, net	9,697.3	10,392.4
Goodwill	7,533.7	7,904.9
Other non-current assets	71.3	50.8
Deferred income taxes	28.2	27.9
Operating lease right-of-use assets	68.6	86.0
Total Assets	$18,836.1	$20,183.0

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$116.7	$129.2
Accrued expenses and other current liabilities	501.1	679.6
Current portion of deferred revenues	956.7	1,030.4
Current portion of operating lease liability	29.9	32.2
Current portion of long-term debt	57.1	30.6
Total current liabilities	1,661.5	1,902.0
Long-term debt	5,421.5	5,456.3
Warrant liabilities	78.4	227.8
Non-current portion of deferred revenues	50.3	54.2
Other non-current liabilities	136.7	142.7
Deferred income taxes	366.0	380.1
Operating lease liabilities	81.0	94.0
Total liabilities	7,795.4	8,257.1
Commitments and contingencies
Shareholders’ equity:
Preferred Shares, no par value; 14,375,000 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14,375,000 shares issued and outstanding as of both June 30, 2022 and December 31, 2021	1,392.6	1,392.6
Ordinary Shares, no par value; unlimited shares authorized at June 30, 2022 and December 31, 2021; 673,821,721 and 683,139,210 shares issued, and 673,316,307 and 683,139,210 shares outstanding at June 30, 2022 and December 31, 2021, respectively	11,700.9	11,827.9
Treasury shares, at cost; 505,414 and 547,136 shares as of June 30, 2022 and December 31, 2021, respectively	(15.6)	(16.9)
Accumulated other comprehensive (loss) income	(519.2)	326.7
Accumulated deficit	(1,518.0)	(1,604.4)
Total shareholders’ equity	11,040.7	11,925.9
Total Liabilities and Shareholders’ Equity	$18,836.1	$20,183.0

Condensed Consolidated Statement of Operations
(In millions, except share and per share data)
(unaudited)
	Three Months Ended June 30,
	2022	2021
Revenues, net	$686.6	$445.7
Operating expenses:
Cost of revenues	244.1	149.7
Selling, general and administrative costs	186.1	179.7
Depreciation and Amortization	175.6	130.3
Restructuring and impairment	19.2	50.7
Other operating (income) expense, net	(24.6)	(0.9)
Total operating expenses	600.4	509.5
Income (loss) from operations	86.2	(63.8)
Mark to market (gain) loss on financial instruments	(49.0)	21.0
Income (loss) before interest expense and income taxes	135.2	(84.8)
Interest expense and amortization of debt discount, net	62.3	38.5
Income (loss) before income taxes	72.9	(123.3)
Provision for income taxes	10.5	8.2
Net income (loss)	62.4	(131.5)
Dividends on preferred shares	18.7	—
Net income (loss) attributable to ordinary shares	$43.7	$(131.5)

Per share:
Basic	$0.06	$(0.22)
Diluted	$—	$(0.22)

Weighted average shares used to compute earnings per share:
Basic	674,256,004	611,093,882
Diluted	678,372,059	611,093,882

Condensed Consolidated Statement of Operations
(In millions, except share and per share data)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Revenues, net	$1,348.8	$874.1
Operating expenses:
Cost of revenues	493.3	297.6
Selling, general and administrative costs	379.8	314.0
Depreciation and amortization	352.0	261.9
Restructuring and impairment	30.9	118.6
Other operating (income) expense, net	(38.3)	15.3
Total operating expenses	1,217.7	1,007.4
Income (loss) from operations	131.1	(133.3)
Mark to market gain on financial instruments	(149.4)	(30.2)
Income (loss) before interest expense and income taxes	280.5	(103.1)
Interest expense and amortization of debt discount, net	121.8	75.9
Income (loss) before income taxes	158.7	(179.0)
Provision for income taxes	26.8	8.5
Net income (loss)	131.9	(187.5)
Dividends on preferred shares	37.4	—
Net income (loss) attributable to ordinary shares	$94.5	$(187.5)

Per share:
Basic	$0.14	$(0.31)
Diluted	$(0.07)	$(0.35)

Weighted average shares used to compute earnings per share:
Basic	678,348,003	606,795,733
Diluted	683,167,949	617,138,407

Condensed Consolidated Statements of Cash Flows
(In millions)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$131.9	$(187.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	352.0	261.9
Deferred income taxes	(0.9)	(0.6)
Share-based compensation	47.2	18.8
Restructuring and impairment	(1.0)	69.6
Loss (gain) on foreign currency forward contracts	5.7	(1.9)
Mark to market adjustment on contingent shares	—	(25.1)
Mark to market gain on financial instruments	(149.4)	(30.2)
Amortization of debt issuance costs	7.6	4.7
Other operating activities	(39.3)	9.0
Changes in operating assets and liabilities:
Accounts receivable	53.8	108.7
Prepaid expenses	(26.9)	(7.9)
Other assets	(24.8)	51.9
Accounts payable	(8.8)	5.9
Accrued expenses and other current liabilities	(150.3)	49.6
Deferred revenues	(29.5)	(38.3)
Operating lease right of use assets	14.5	11.8
Operating lease liabilities	(11.1)	(40.3)
Other liabilities	(6.1)	1.6
Net cash provided by operating activities	164.6	261.7

Cash Flows From Investing Activities
Capital expenditures	(89.1)	(62.0)
Acquisitions, net of cash acquired	(9.3)	0.4
Acquisition of cost method investment	(5.0)	—
Net cash used in investing activities	(103.4)	(61.6)

Cash Flows From Financing Activities
Proceeds from issuance of debt	—	2,000.0
Principal payments on term loan	(14.3)	(14.3)
Payment of debt issuance costs and discounts	(2.1)	(4.4)
Proceeds from issuance of preferred shares	—	1,393.2
Proceeds from issuance of ordinary shares	—	728.8
Proceeds from issuance of treasury shares	0.9	—
Repurchases of ordinary shares	(175.0)	—
Cash dividends on preferred shares	(37.7)	—
Proceeds from stock options exercised	0.5	14.8
Payments related to finance lease	(1.0)	—
Payments related to tax withholding for stock-based compensation	(10.7)	(21.7)
Net cash (used in) provided by financing activities	(239.4)	4,096.4
Effects of exchange rates	(36.5)	5.0

Net (decrease) increase in cash and cash equivalents	(71.2)	2,301.9
Net (decrease) increase in restricted cash	(143.5)	1,999.6
Net (decrease) increase in cash and cash equivalents, and restricted cash	(214.7)	4,301.5

Beginning of period:
Cash and cash equivalents	430.9	257.7
Restricted cash	156.7	14.7

Total cash and cash equivalents, and restricted cash, beginning of period	587.6	272.4

End of period:
Cash and cash equivalents	359.7	2,559.6
Restricted cash	13.2	2,014.3
Total cash and cash equivalents, and restricted cash, end of period	$372.9	$4,573.9

Supplemental Cash Flow Information:
Cash paid for interest	113.4	69.7
Cash paid for income tax	23.7	12.6
Capital expenditures included in accounts payable	23.8	3.8

Non-Cash Financing Activities:
Shares issued to Capri Acquisition Topco Limited	—	5,052.2
Retirement of treasury shares	(175.0)	(5,052.2)
Shares issued as contingent stock consideration associated with the DRG acquisition	—	61.6
Shares issued as contingent stock consideration associated with the CPA Global acquisition	—	43.9
Dividends accrued on our 5.25% Series A Mandatory Convertible Preferred Shares	6.2	—
Total Non-Cash Financing Activities	$(168.8)	$105.5

Reconciliation to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents net loss before the provision for income taxes, depreciation and amortization, interest income and expense adjusted to exclude the acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains (losses), transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-operating income or expense, the impact of certain non-cash mark-to-market adjustments on financial instruments, legal settlements and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues, net plus the impact of the deferred revenue purchase accounting adjustments relating to acquisitions prior to 2021.

The following table presents our calculation of Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions); (unaudited)	2022	2021	2022	2021
Net income (loss) attributable to ordinary shares	$43.7	$(131.5)	$94.5	$(187.5)
Dividends on preferred shares	18.7	—	37.4	—
Net income (loss)	62.4	(131.5)	131.9	(187.5)
Provision for income taxes	10.5	8.2	26.8	8.5
Depreciation and amortization	175.6	130.3	352.0	261.9
Interest expense and amortization of debt discount, net	62.3	38.5	121.8	75.9
Deferred revenues adjustment(1)	0.8	1.4	0.6	4.4
Transaction related costs(2)	5.1	13.9	11.8	(9.0)
Share-based compensation expense	22.1	58.2	59.1	97.2
Restructuring and impairment(3)	19.2	50.7	30.9	118.6
Mark-to-market (gain) loss on financial instruments(4)	(49.0)	21.0	(149.4)	(30.2)
Other(5)	(34.6)	(1.7)	(48.8)	14.0
Adjusted EBITDA	$274.4	$189.0	$536.7	$353.8
Adjusted EBITDA Margin	39.9%	42.3%	39.8%	40.3%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(2) Includes costs incurred to complete business combination transactions, which were comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(3) Primarily reflects costs related to restructuring and impairment associated with One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of June 30, 2022.

(4) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before the provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, the impact of certain non-cash mark-to-market adjustments on financial instruments, interest on debt held in escrow, and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by adjusted diluted weighted average shares for the period. The adjusted diluted weighted average shares assumed that all instruments in the calculation are dilutive.

The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three and six months ended June 30, 2022 and 2021 and reconciles these measures to our Net income (loss) and EPS for the same periods:

	Three Months Ended June 30,		Three Months Ended June 30,
	2022		2021
(in millions, except shares and per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net loss attributable to ordinary shares, diluted	$(3.1)	$—	$(131.5)	$(0.22)
Change in fair value of private placement warrants	46.8	0.07	—	—
Net income (loss) attributable to ordinary shares	43.7	0.06	(131.5)	(0.22)
Dividends on preferred shares	18.7	0.03	—	—
Net income (loss)	62.4	0.09	(131.5)	(0.22)
Deferred revenues adjustment(1)	0.8	—	1.4	—
Transaction related costs(2)	5.1	0.01	13.9	0.02
Share-based compensation expense	22.1	0.03	58.2	0.09
Amortization related to acquired intangible assets	146.1	0.20	111.2	0.17
Restructuring and impairment(3)	19.2	0.03	50.7	0.08
Mark-to-market loss (gain) on financial instruments(4)	(49.0)	(0.07)	21.0	0.03
Interest on new debt held in escrow(6)	—	—	1.4	—
Other(5)	(34.6)	(0.05)	(1.7)	—
Income tax impact of related adjustments	(7.0)	(0.01)	(14.8)	(0.02)
Adjusted net income and Adjusted diluted EPS	$165.1	$0.22	$110.0	$0.17
Adjusted weighted-average ordinary shares (Diluted)	736,571,630		641,356,463

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(2) Includes costs incurred to complete business combination transactions, which was comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(3) Primarily reflects costs related to restructuring and impairment associated with One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of June 30, 2022.

(4) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
(6) Reflects interest expense incurred on the principal related to the 2021 debt offering, that was held in escrow until the completion of the acquisition of ProQuest on December 1, 2021. Clarivate used the net proceeds to finance a portion of the purchase price and therefore, considered as part of the transaction costs associated with the acquisition.

	Six Months Ended June 30,		Six Months Ended June 30,
	2022		2021
(in millions, except shares and per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net loss attributable to ordinary shares, diluted	$(47.2)	$(0.07)	$(217.6)	$(0.35)
Change in fair value of private placement warrants	(141.7)	(0.21)	(30.1)	(0.05)
Net income (loss) attributable to ordinary shares	94.5	0.14	(187.5)	(0.31)
Dividends on preferred shares	37.4	0.05	—	—
Net income (loss)	131.9	0.19	(187.5)	(0.31)
Deferred revenues adjustment(1)	0.6	—	4.4	0.01
Transaction related costs(2)	11.8	0.02	(9.0)	(0.01)
Share-based compensation expense	59.1	0.08	97.2	0.15
Amortization related to acquired intangible assets	295.8	0.40	222.1	0.35
Restructuring and impairment(3)	30.9	0.04	118.6	0.19
Mark-to-market adjustment on financial instruments(4)	(149.4)	(0.20)	(30.2)	(0.05)
Interest on debt held in escrow(6)	—	—	1.4	—
Other(5)	(48.8)	(0.07)	14.0	0.02
Income tax impact of related adjustments	(11.7)	(0.02)	(32.6)	(0.05)
Adjusted net income and Adjusted Diluted EPS	$320.2	$0.43	$198.4	$0.31
Adjusted weighted-average ordinary shares (Diluted)	741,624,264		633,109,171

(1-6) Refer to associated line item descriptions provided for the quarter-to-date table above.

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for restructuring and lease-exit activities, payments related to the CPA Global Equity Plan, transaction related costs, interest on debt held in escrow, debt issuance costs, and other one-time payments that the Company does not consider indicative of its ongoing operating performance.
The following table reconciles our non-GAAP Free cash flow and Adjusted free cash flow measure to Net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions); (unaudited)	2022	2021	2022	2021
Net cash provided by operating activities	$97.2	$87.6	$164.6	$261.7
Capital expenditures	(47.7)	(29.0)	(89.1)	(62.0)
Free cash flow	49.5	58.6	75.5	199.7
Cash paid for CPA Global Equity Plan(1)	0.9	—	150.7	—
Cash paid for restructuring costs(2)	11.6	32.7	21.7	48.7
Cash paid for transaction related costs(3)	3.4	3.6	7.9	8.8
Cash paid for other costs(4)	1.4	0.3	2.3	1.3
Adjusted free cash flow	$66.8	$95.2	$258.1	$258.5
(1) Includes cash funded by a trust related to CPA Global Equity Plan payout upon vesting.
(2) Reflects cash payments for costs primarily related to restructuring and lease-exit activities associated with the One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of June 30, 2022.

(3) Includes cash paid for costs incurred to complete business combination transactions, which are comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(4) Includes cash paid for other costs that do not reflect our ongoing operating performance.

Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019, and the indentures governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, and the indentures governing the secured and unsecured notes issued by Clarivate Science Holdings Corporation in August 2021, respectively. In addition, the credit facilities and the indentures contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indentures and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by Management and the Compensation Committee of the Board of Directors as an input for determining incentive payments to employees.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indentures by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indentures as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indentures) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due in 2026 and earnout obligations incurred in connection with an acquisition or investment.

The following table bridges Net loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects a substantial portion of the adjustments that comprise Standalone Adjusted EBITDA for the period presented:

Twelve Months Ended June 30,
(in millions); (unaudited)	2022
Net loss attributable to ordinary shares	$(29.9)
Dividends on preferred shares	78.9
Net income	49.0
Provision for income taxes	30.6
Depreciation and amortization	628.0
Interest expense and amortization of debt discount, net	298.3
Deferred revenues adjustment(1)	0.2
Transaction related costs(2)	67.0
Share-based compensation expense	101.5
Restructuring and impairment(3)	41.8
Mark-to-market (gain) loss on financial instruments(4)	(200.5)
Other(5)	(32.6)
Adjusted EBITDA	$983.3
Realized foreign exchange loss	13.7
ProQuest Adjusted EBITDA impact(6)	115.0
Patient Connect Adjusted EBITDA impact(6)	(0.5)
Cost savings(7)	85.8
Standalone Adjusted EBITDA	$1,197.3

(1-5) Refer to associated line item descriptions provided for the Adjusted EBITDA table for the three and six months ended June 30, 2022 and 2021 above.
(6) Represents the acquisition Adjusted EBITDA for the period beginning July 1 of the year of the acquisition through the respective acquisition date of each acquired business to reflect the company's Standalone EBITDA as though material acquisitions occurred at the beginning of the presented period.

(7) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.

The foregoing adjustments (6) and (7) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See Cautionary Statement Regarding Forward-Looking Statements.

The following tables present the amounts of our subscription, re-occurring and transactional and other revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Subscription revenues	$407.4	$243.4	$164.0	67.4%	68.9%	(5.4)%	3.8%
Re-occurring revenues	112.0	113.7	(1.7)	(1.5)%	—%	(8.2)%	6.7%
Transactional and other revenues	168.0	90.0	78.0	86.7%	85.6%	(3.9)%	5.0%
Deferred revenues adjustment(1)	(0.8)	(1.4)	0.6	42.9%	(42.9)%	—%	—%
Revenues, net	$686.6	$445.7	$240.9	54.0%	55.1%	(5.8)%	4.8%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Subscription revenues	$811.2	$482.4	$328.8	68.2%	68.8%	(4.0)%	3.3%
Re-occurring revenues	226.5	223.2	3.3	1.5%	—%	(6.5)%	8.0%
Transactional and other revenues	311.7	172.9	138.8	80.3%	79.7%	(3.1)%	3.7%
Deferred revenues adjustment(1)	(0.6)	(4.4)	3.8	86.4%	(86.4)%	—%	—%
Revenues, net	$1,348.8	$874.1	$474.7	54.3%	54.2%	(4.5)%	4.6%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

The following tables and the discussion that follows presents our revenues by Segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Science Segment	$448.2	$202.3	$245.9	121.6%	121.0%	(4.9)%	5.5%
IP Segment	239.2	244.8	(5.6)	(2.3)%	—%	(6.5)%	4.2%
Deferred revenues adjustment(1)	(0.8)	(1.4)	0.6	42.9%	(42.9)%	—%	—%
Revenues, net	$686.6	$445.7	$240.9	54.0%	55.1%	(5.8)%	4.8%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606 Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Science Segment	$868.6	$393.6	$475.0	120.7%	119.4%	(3.7)%	5.0%
IP Segment	480.8	484.9	(4.1)	(0.8)%	—%	(5.1)%	4.2%
Deferred revenues adjustment(1)	(0.6)	(4.4)	3.8	86.4%	(86.4)%	—%	—%
Revenues, net	$1,348.8	$874.1	$474.7	54.3%	54.2%	(4.5)%	4.6%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606 Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

The following table presents our calculation of Revenues, net for the 2022 outlook:

			Variance Increase / (Decrease)		Percentage of Factors Increase / (Decrease)
	Year Ending December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	FX Impact	Organic
(in millions)	2022 Outlook mid-point	2021
Revenues, net	$2,730.0	$1,876.9	$853.1	45.5%	46.2%	(5.2)%	4.5%

The following table presents our calculation of Adjusted EBITDA for the 2022 outlook and reconciles this measure to our Net income (loss) for the same period:

	Year Ending December 31, 2022 (Forecasted)
(in millions)	Low	High
Net income (loss) attributable to ordinary shares	$(16.9)	$23.1
Dividends on preferred shares(1)	75.5	75.5
Net income	$58.6	$98.6
Provision for income taxes	73.5	73.5
Depreciation and amortization	717.5	717.5
Interest expense and amortization of debt discount, net	265.5	265.5
Deferred revenue adjustment(2)	0.8	0.8
Restructuring and impairment(3)	56.3	56.3
Transaction related costs	29.3	29.3
Mark to market adjustment on financial instruments	(149.4)	(149.4)
Share-based compensation expense(4)	118.5	118.5
Other	(50.6)	(50.6)
Adjusted EBITDA	$1,120.0	$1,160.0
Adjusted EBITDA margin	41%	42%

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.

(2) Reflects the deferred revenues adjustment made as a result of acquisition accounting associated with businesses that were acquired prior to January 1, 2021.
(3) Reflects restructuring costs primarily associated with the ProQuest acquisition which will be incurred in 2022.
(4) Includes CPA Global Equity Plan compensation expense.

The following table presents our calculation of Adjusted Diluted EPS for the 2022 outlook and reconciles these measures to our Net income (loss) per share for the same period:

	Year Ending December 31, 2022 (Forecasted)
	Low	High
	Per Share	Per Share
Net income (loss) attributable to ordinary shares	$(0.02)	$0.03
Dividends on preferred shares(1)	0.10	0.10
Net income	$0.08	$0.13
Restructuring and impairment(2)	0.08	0.08
Transaction related costs	0.04	0.04
Share-based compensation expense(3)	0.16	0.16
Amortization related to acquired intangible assets	0.79	0.79
Mark to market adjustment on financial instruments	(0.20)	(0.20)
Other	(0.10)	(0.05)
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted Diluted EPS	$0.80	$0.90
Adjusted weighted-average ordinary shares (Diluted)(4)	740 million

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.

(2) Reflects restructuring costs primarily associated with the ProQuest acquisition which will be incurred in 2022.
(3) Includes CPA Global Equity Plan compensation expense.
(4) For the purposes of calculating adjusted earnings per share, the Company has excluded the accrued and anticipated MCPS stock dividends and assumed the “if-converted” method of share dilution.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the 2022 outlook and reconciles these measures to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2022 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$535.0	$585.0
Capital expenditures	(190.0)	(190.0)
Free cash flow	345.0	395.0
Cash paid for restructuring costs(1)	73.2	73.2
Cash paid for CPA Global Equity Plan(2)	165.0	165.0
Cash paid for transaction and other related costs	16.8	16.8
Adjusted Free Cash Flow	$600.0	$650.0

(1) Reflects cash payments for costs primarily related to restructuring associated with the ProQuest acquisition in 2022.
(2) Includes cash funded by a trust related to the CPA Global Equity Plan payout upon vesting.

Media Contact:
Tabita Andersson, Head of Global Corporate Communications
newsroom@clarivate.com

Investor Relations Contact:
Mark Donohue, Head of Global Investor Relations
mark.donohue@clarivate.com
215-243-2202